	Exhibit A
	Fee Schedule

Neiman Large Cap Value Fund
Neiman Balanced Allocation Fund
Neiman Tactical Income Fund
Neiman Opportunities Fund

Accounting Fees *

If average value of fund is
between the following	Yearly Fee	Monthly Fee**
- 25,000,000	22,200	1,850
25,000,000 50,000,000	31,700	2,642
50,000,000 75,000,000	37,450	3,121
75,000,000 100,000,000	43,200	3,600
100,000,000 125,000,000	48,950	4,079
125,000,000 150,000,000	54,700	4,558
150,000,000 200,000,000	60,450	5,038
200,000,000 300,000,000	$60,450 plus .01% on assets greater
		than $200,000,000
300,000,000 -	$70,450 plus .005% on assets greater
		than $300,000,000

Shareholder Servicing Fees *

11.50	annual fee per shareholder with a min of $775.00 charge per month

Blue Sky Servicing Fees

100.00 per state per filing

Calculated monthly charges for a small Fund

		Value	Approx. Monthly Fee
Approximate Fund Size:		9,000,000	1,850
No of Shareholders:		200	775
Blue Sky States		-	-
			2,625
		Less 10% discount*	-263
		Discounted fee	2,362

		Annual Fee**	28,344

* Discount calculated as follows:
Discount	Net assets of Fund
45%	-	3,000,000
40%	3,000,000	4,000,000
35%	4,000,000	5,000,000
30%	5,000,000	6,000,000
25%	6,000,000	7,000,000
20%	7,000,000	8,000,000
15%	8,000,000	9,000,000
10%	9,000,000	10,000,000
0%	10,000,000	-

** The fund accounting fees for multi class funds have an additional $400/fund/month charge.